Immediate Release
Contact:
Mary Brevard
312/322-8683

             BORGWARNER STOCKHOLDERS APPROVE TWO-FOR-ONE STOCK SPLIT;
                     BOARD DECLARES REGULAR QUARTERLY DIVIDEND


Chicago, Illinois, April 21, 2004   At their annual meeting today, the
stockholders of BorgWarner Inc. (NYSE: BWA) approved an increase in the number of shares of authorized common stock to 150 million from 50 million allowing for a two-for-one stock split. The stock split will be effective May 17, 2004 to shareholders of record on May 3, 2004.

     In additional action, the board of directors of BorgWarner declared a quarterly dividend of $0.125 per share post-split ($0.25 per share pre-split) on all of the company's issued and outstanding common stock. The dividend is payable May 17, 2004 to shareholders of record on May 3, 2004.

     BorgWarner Inc. is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and
VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.   For
further information contact BorgWarner Corporate Communications at 312-322-8500.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003.